EXHIBIT 12.1 STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                               Six Month Ended            Year Ended December 31
                                                   June 30
                                                     2000      1999      1998      1997     1996    1995

                                                                  (in millions, except ratios)
                                               -----------------------------------------------------------

Earnings

Income (Loss) Before Income Taxes                   $426.0    $(165.5)  $  920.2  $  916.7  $567.8  $557.9
Fixed Charges                                         96.9      155.2      138.3     101.1    71.9    73.1
                                                    ------    -------   --------  --------  ------  ------
Adjusted Earnings                                   $522.9    $ (10.3)  $1,058.5  $1,017.8  $639.7  $631.0
                                                    ======    =======   ========  ========  ======  ======

Fixed Charges

Interest and Debt Expense                           $ 89.0    $ 137.8   $  119.9  $   84.9  $ 58.5  $ 59.5
Amortization of Deferred Debt Costs                    1.2        2.4        3.3       0.7       -     0.7
Portion of Rents Deemed
      Representative of Interest (a)                   6.7       15.0       15.1      15.5    13.4    12.9
                                                    ------    -------   --------  --------  ------  ------
Total Fixed Charges                                 $ 96.9    $ 155.2   $  138.3  $  101.1  $ 71.9  $ 73.1
                                                    ======    =======   ========  ========  ======  ======

Ratio of Earnings to Fixed Charges                     5.4       (0.1)       7.7      10.1     8.9     8.6


(a) Generally deemed to be one-third of rental expense.

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